Exhibit 3.1

CERTIFICATE OF CONVERSION TO LIMITED PARTNERSHIP

OF

ANTERO RESOURCES MIDSTREAM MANAGEMENT LLC

TO

ANTERO MIDSTREAM GP LP

This Certificate of Conversion to Limited Partnership, dated as of May 4, 2017, is being duly executed and filed by AMGP GP LLC, as general partner, to convert Antero Resources Midstream Management LLC, a Delaware limited liability company (the “Converting Entity”), to Antero Midstream GP LP, a Delaware limited partnership (the “Limited Partnership”), under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.).

1.                                      The jurisdiction where the Converting Entity was first formed is Delaware.

2.                                      The jurisdiction of the Converting Entity immediately prior to filing this Certificate is Delaware.

3.                                      The date the Converting Entity was first formed is September 23, 2013.

4.                                      The name and type of the Converting Entity immediately prior to filing this Certificate are (i) Antero Resources Midstream Management LLC and (ii) limited liability company.

5.                                      The name of the Limited Partnership as set forth in its Certificate of Limited Partnership is Antero Midstream GP LP.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

AMGP GP LLC,
as general partner of Antero Midstream GP LP

By:	/s/ Alvyn A. Schopp
Name: Alvyn A. Schopp
Title: Authorized Representative

[Signature page to Certificate of Conversion]